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                               CONTRACT SCHEDULE

OWNER:  [John Doe]                          SEX:  [M]    AGE AT ISSUE: [35]

JOINT OWNER:  [Jane Doe]                    SEX:  [F]    AGE AT ISSUE: [35]

ANNUITANT:  [John Doe]                      SEX:  [M]    AGE AT ISSUE: [35]

CONTRACT NUMBER:  [12345678]                ISSUE DATE: [February 15, 2005]

PLAN TYPE: [Qualified, IRA, Non-Qualified,  MATURITY DATE: [February 15, 2060]
           SIMPLE IRA, SEP, ROTH IRA]

PRODUCT CLASS:    [Class A]

PURCHASE PAYMENT:            [$100,000.00]

PURCHASE PAYMENTS:           [We reserve the right to reject any Purchase
                             Payment.]

    MINIMUM SUBSEQUENT
    PURCHASE PAYMENT:        [$500.00] [for both Non-Qualified and Qualified,
                             unless you have elected an automatic sweep program.] [However, for IRAs, SEPs, SIMPLE IRAs and Roth IRAs, in order to avoid cancellation of the Contract, we will accept a Purchase Payment of at least $50 once in every 24 month period. We will also accept subsequent Purchase Payments as required by law.]


    MAXIMUM TOTAL
    PURCHASE PAYMENTS:       [$1,000,000.00], without our prior approval.

MINIMUM ACCOUNT VALUE:       [$2,000.00]

BENEFICIARY:                 As designated by you as of the Issue Date unless
                             changed in accordance with the Contract
                             provisions.

PRODUCT CHARGES:

    SEPARATE ACCOUNT:        We assess certain daily charges equal on an
                             annual basis to the percentages set out below of the average daily net asset value of each Subaccount of the Separate Account:

                             Mortality and Expense Charge: [0.50%]

                             Administration Charge: [0.25%]

                             [Death Benefit Rider Charge: [0.30%]]

                             [Additional Death Benefit Rider Charge: [0.25%]]

ACCOUNT FEE:                 The Account Fee is [$30.00] each Contract Year.
                             During the Accumulation Period, on the Contract
                             Anniversary the full Account Fee is deducted from each applicable Subaccount in the ratio that the Account Value in the Subaccount bears to the total Account Value in the Separate Account. On the Annuity Calculation Date, a pro-rata portion of the Account Fee will be deducted from the Account Value as described above. However, if your Account Value on the last day of the Contract Year or on the Annuity Calculation Date is at least [$50,000], then no Account Fee is deducted. If during the Accumulation Period, a total withdrawal is made, the full Account Fee will be deducted at the time of the total withdrawal. During the Annuity Period the Account
                             Fee will be

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                             deducted regardless of the size of your Contract
                             and it will be deducted pro-rata from each Annuity Payment.

SALES CHARGE:                The Sales Charge is deducted from a Purchase
                             Payment prior to allocation to the Separate
                             Account, the Fixed Account, the Enhanced Dollar
                             Cost Averaging Account, or the Three Month Market
                             Entry Account, as applicable. The amount of the Sales Charge as shown below is based on Your
                             Investment on the day we receive your Purchase
                             Payment. For the purpose of this section, "Your
                             Investment" shall equal the Purchase Payment;
                             plus 1) your most recent Account Value, if any;
                             plus 2) any Related Amounts as of the date the Purchase Payment is received. Related Amounts shall be designated by us in accordance with our current administrative polices and procedures.

                                                                Sales Charge as
                                                                A Percentage of
                                 YOUR INVESTMENT                PURCHASE PAYMENT
                                 ---------------                ----------------
                                    Less than $50,000                 5.75%
                                    $50,000-99,999.99                 4.50%
                                   $100,000-249,999.99                3.50%
                                   $250,000-499,999.99                2.50%
                                   $500,000-999,999.99                2.00%
                                   $1,000,000 or greater              1.00%

                             You may also indicate in writing to us the total amount of Purchase Payments intended to be made during a 13-month period. The Sales Charge will be based on the Aggregate Purchase Payments to be made during the 13-month period if this is less than the Sales Charge as calculated above based on your Investment. If at the end of the 13/th/ month, the indicated amount of Purchase Payments has not been made, an additional Sales Charge will be deducted equal to the difference between the Sales Charge determined with the intended Purchase Payments and the Sales Charge determined with the actual Purchase Payments made during the 13-month period.

                             The amount of any additional Sales Charge will be deducted during the 14/th/ month from each Subaccount, the Fixed Account and any Enhanced Dollar Cost Averaging Account or Three Month Market Entry Account in the ratio that each bears to the total Account Value.

SEPARATE ACCOUNT:           [MetLife Investors USA Separate Account A]

ALLOCATION REQUIREMENTS:

1. Currently, you can select from any of the Subaccounts or the Fixed Account (if a Fixed Annuity Rider has been issued). However, we reserve the right to limit allocations in the future.

2. Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to pre-scheduled transfer programs offered by us are not subject to this limitation.

3. We reserve the right to restrict allocations to the Fixed Account (if a Fixed Annuity Rider has been issued) if any of the following conditions exist: (a) the credited interest rate for the amount to be allocated is equal to the Minimum Guaranteed Interest Rate for the Fixed Account; (b) the Account Value in the Fixed Account equals or exceeds [$500,000]; or (c) a transfer was made out of the Fixed Account within the previous 180 days.

TRANSFER REQUIREMENTS:

NUMBER PERMITTED: The maximum number of transfers per Contract Year shall be [12] (excluding transfers resulting from our Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Rules and the issuance of a Fixed Annuity Rider, during the Accumulation Period you may make transfers into the Fixed Account from the Subaccounts, subject to the maximum number of transfers per Contract Year as stated above. There are further limitations on transfers from the Fixed Account to the Separate Account as set forth below.

During the Annuity Period, you cannot make transfers from the General Account to the Subaccounts.

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TRANSFER FEE: In the event that [12] transfers are made in a Contract Year,
(excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of [$25] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount or Fixed Account from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the Transfer Fee.

MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: The minimum amount that may be transferred from a Subaccount is [$500], or your entire interest in the Subaccount, if less (excluding transfers resulting from our Pre-scheduled Transfer programs.

The minimum amount that may be transferred from the Fixed Account (if a Fixed Annuity Rider has been issued) during the Accumulation Period is [$500], or your entire interest in the Fixed Account. Transfers out of the Fixed Account during the Accumulation Period shall be limited to the greater of (a) 25% of the Fixed Account Value at the beginning of the Contract Year, or (b) the amount transferred out of the Fixed Account in the prior Contract Year.

WITHDRAWALS:

MINIMUM PARTIAL WITHDRAWAL: [[$500], or your entire interest in the Fixed Account or Subaccount]

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [$2,000]

ANNUITY REQUIREMENTS:

    1. [The Annuity Date must be the first day of a calendar month. Unless otherwise designated by you, the Annuity Date will be no later than the Maturity Date. The Maturity Date is the first day of the calendar month following the Annuitant's 90th birthday or ten (10) years from the Issue Date.]

    2. For Variable Annuity Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 3.00%.

    3. For Fixed Annuity Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at 3%.

FIXED ACCOUNT:

INITIAL GUARANTEE PERIOD: [Through the end of the current calendar year]

RENEWAL GUARANTEE PERIOD: [A calendar year]

INITIAL CURRENT INTEREST RATE: [4.60%] [Allocations to the Fixed Account not currently available]

MINIMUM GUARANTEED INTEREST RATE: [[2.15%] annually]

[INITIAL EDCA PERIOD: 12 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [4.00%]

INITIAL EDCA PERIOD: 6 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [8.00%]

INITIAL EDCA PERIOD: 3 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [9.00%]]

ANNUITY SERVICE OFFICE:

MetLife Investors USA Insurance Company
[P.O. Box 10366
Des Moines, Iowa 50306-0366
(800) 343-8496]

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              ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

[Fixed Account Rider for Variable Annuity
Enhanced Dollar Cost Averaging Rider
Three Month Market Entry Rider
Death Benefit Rider (Principal Protection)
Death Benefit Rider (Annual Step-up)
Death Benefit Rider (Compounded Plus)
Guaranteed Minimum Death Benefit (GMDB) Rider
Guaranteed Minimum Income Benefit Rider - Living Benefit
Guaranteed Withdrawal Benefit Rider
Lifetime Guaranteed Withdrawal Benefit Rider
Guaranteed Minimum Accumulation Benefit Rider
Additional Death Benefit Rider - Earnings Preservation Benefit
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
SIMPLE Individual Retirement Annuity Endorsement
401 Plan Endorsement
Tax Sheltered Annuity Endorsement
Unisex Annuity Rates Endorsement
Non-Qualified Annuity Endorsement]

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